EXHIBIT 99.1

BBCN Bancorp Appoints Three Additional Directors to Its Board

LOS ANGELES, Oct. 29, 2014 (GLOBE NEWSWIRE) -- BBCN Bancorp, Inc. (Nasdaq:BBCN) today announced the appointments of Gary E. Peterson, C. K. (Chuck) Hong, and Jinho Doo to the company's Board of Directors and its wholly owned subsidiary, BBCN Bank, effective October 31, 2014. With these appointments, the membership of the Board of Directors will increase from ten to thirteen, twelve of whom will be independent directors.

"The planned expansion of our board of directors over the last year was designed to provide greater depth and a more comprehensive mix of experience to support the long term objectives of BBCN," said Kevin S. Kim, Chairman and Chief Executive Officer of BBCN Bancorp. "Widely recognized as an expert on anti-money laundering and other risk related issues, Gary Peterson significantly enhances the risk oversight capabilities of our board. The appointment of Chuck Hong brings technology experience to our board for the first time, which is expected to optimize our investments in technology as we transform BBCN to become a more diversified financial services institution. Jinho Doo adds investment advisory and management expertise, while also extending the board's connections with the Los Angeles Korean-American community."

Peterson, age 61, will serve on the Board Risk and Compliance Committee and Strategic & Business Planning Committee. Hong, age 53, will serve on the Board Risk and Compliance Committee and Human Resources and Compensation Committee. Doo, age 59, will serve on the Audit Committee and be designated as a financial expert, as well as on the Asset/Liability Committee.

Peterson is most widely recognized as the founder of IMAG Consulting Services LLC, a consulting and advisory firm specializing in regulatory compliance, as well as AML, BSA and wholesale and retail banking compliance, and is a frequent industry speaker related to these industries. With more than three decades of experience providing counsel and oversight to U.S.-based and global financial institutions, Peterson was recruited in 2010 by HSBC North America to head up a major expansion and remediation of the company's anti-money laundering efforts and subsequently appointed as Senior Executive Vice President and Chief Compliance Officer in 2012, responsible for managing the activities of AML, general banking compliance and securities compliance staff in the U.S. He returned in early 2014 as President of IMAG. Peterson also advises on strategic planning initiatives relating to the compliance, technology and risk aspects of acquisitions, mergers and new product and service launches. Prior to forming IMAG, Peterson was Senior Vice President, Chief of Staff, General Counsel and Head of Compliance of Midland Bank plc from 1985-1992 and was responsible for legal, regulatory and compliance oversight over retail, corporate and commercial banking, treasury and capital markets, wealth management services, securities, asset management and investment banking businesses. Upon HSBC's acquisition of Midland, he became Regional Compliance Director, Western Hemisphere and Secretary of its U.S. bank holding company. Peterson began his professional career as an associate at the law firm of Fellner and Rovins in New York City. He is a summa cum laude graduate of Lehigh University, in Bethlehem, Pennsylvania, and earned his J.D. from the School of Law of Case Western Reserve University in Cleveland, Ohio. Peterson is a member of the New York State bar.

Chuck Hong is Chief Executive Officer and Chairman of publicly held Netlist, Inc. (Nasdaq:NLST), which he co-founded in 2000. Netlist, a leading provider of high performance memory solutions for the cloud computing and storage markets, holds the industry's largest portfolio of intellectual property around "Memory Virtualization" and "Hybrid Memory" technologies central to the emerging cloud computing infrastructure. Hong began his technology career with a 15-year tenure at LG Electronics in Seoul, Korea, serving in various senior management positions at subsidiaries in Korea and in the United States. He then served as an Executive Vice President of Viking Components, Inc., a memory subsystems manufacturer, and then as President of communications software company Infinilink Corp., prior to founding Netlist. Hong received his B.S. in Economics from Virginia Commonwealth University and his M.S. degree in technology management from Pepperdine University's Graziadio School of Business and Management. He currently serves on the Strategic Advisory Group of the Irvine Chamber of Commerce and is a CEO Roundtable member of the University of California Irvine.

Jinho Doo is currently Chief Executive Officer of New York City-based Key Capital Management, LLC, where he manages a hedge fund. From 2007 to 2012, he was Chief Executive Officer of JSD Investment Advisory Services, LLC, based in Los Angeles, during which time he provided investment advisory services to Korean-American community banks and foreign exchange consulting services to financial institutions. Previously, he was a Managing Director at DaeYu Investment Management Co, LTD, in Seoul, Korea and served as Director, Head of Korean Desk, Bonds Division at BZW Asia Hong Kong, part of Barclays Capital, in Hong Kong. Doo began his professional career in 1982 as a foreign exchange trader at Standard Chartered Bank, Seoul Branch, and in 1988 joined Los Angeles-based Hanmi Bank, from which he retired in 1996 as Vice President and Manager of the Investment and Accounting department. Doo earned his B.A. in Portuguese with a minor in Economics from Hankuk University of Foreign Studies in Seoul, Korea and his M.S. in Finance from Texas A&M University in College Station, Texas.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the holding company of BBCN Bank, the largest Korean-American bank in the nation with $6.9 billion in assets as of September 30, 2014. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 49 branches in California, New York, New Jersey, Illinois, Washington and Virginia, along with six loan production offices in Seattle, Denver, Dallas, Atlanta, Northern California and Annandale, Virginia.  BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

Forward-Looking Statements

This press release contains forward-looking statements, including statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

CONTACT: Angie Yang
         SVP, Investor Relations
         213-251-2219
         angie.yang@BBCNbank.com